EXHIBIT 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the First Quarter of 2012

NARBERTH, PA--(Marketwire - May 15, 2012) - Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) ("Royal"), parent company of Royal Bank America, today announced its consolidated financial results for the first quarter ended March 31, 2012.

For the three-month period ended March 31, 2012, net loss attributable to Royal was $869 thousand or 10 cents per basic and diluted common share, as compared to a net loss of $1.5 million, or 15 cents per basic and diluted common share for the three-month period ended March 31, 2011. The year-over-year decrease in losses was primarily due to a $2.0 million reduction in the provision for loan and lease losses. This was partially offset by the company's portion ($960 thousand) of a $1.6 million legal contingency accrual related to the company's tax lien subsidiaries.

Robert R. Tabas, Chairman and CEO, noted, "Net income for the first quarter, excluding legal contingency reserve, was positive $91 thousand, reversing a 14 quarter trend. Combined with the continued decrease in non-performing assets, further strengthening of our capital ratios and a transformational succession plan already in motion, the beginning of 2012 has provided us with reason for optimism.

Continued decrease in non-performing assets

March 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
$65.5 million	$72.3 million	$95.0 million	$104.0 million

Percentage of Non-Performing Assets to Total Assets

March 31, 2012	December 31, 2011	December 31, 2010
7.8%	8.5%	9.7%

Further strengthening of Capital Ratios

Capital Ratios as reported under Regulatory Accounting Principles (RAP) for Royal Bank America

Total capital (to risk-weighted assets)
March 31, 2012	December 31, 2011
15.83%	15.04%

Tier I capital (to risk-weighted assets)
March 31, 2012	December 31, 2011
14.56%	13.77%

Tier I capital (to average assets, leverage)
March 31, 2012	December 31, 2011
9.22%	9.09%

Management succession plan takes shape

On April 11, 2012, the company announced the retirement from day-to-day management of Royal CEO Robert R. Tabas by the end of 2012. Mr. Tabas will remain as Chairman of the Board of Directors. This will mark the first time since 1980 that a member of the Tabas family will not occupy an executive management position in the daily operation of the bank.

Tabas noted, "Having weathered the economic turmoil of the past few years, our company is healthier today than it has been in some time. Our Board of Directors and I believe that the time is right to pursue a new CEO with transformational leadership skills as we continue to evolve our bank."

As previously disclosed, two subsidiaries of Royal Bank America, Crusader Servicing Corporation (CSC) and Royal Tax Lien Services (RTLS), were advised in 2009 that they were subjects, but not targets, of an investigation by the Department of Justice involving tax lien auctions in New Jersey. Based on recent developments, including discussions with the DOJ and in light of the guilty plea entered in February 2012 by the former President of CSC and RTLS to one count of bid rigging, Royal believes that the outcome of the investigation will result in fines and penalties being assessed against both CSC and RTLS, and has accrued $1.6 million for the period ended March 31, 2012 (of which $960,000 represents the Company's 60% share) as a reasonable estimate relating to this matter. The investigation does not involve the operations of Royal Bank America.

Tabas commented, "We believe this reserve is a prudent step and we continue to cooperate in the ongoing investigation."

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended Mar. 31st
(in thousands, except for earnings per share)	2012	2011
	(Unaudited)	(Unaudited)
Interest Income	$8,806	$10,574
Interest Expense	2,813	4,019
Net Interest Income	5,993	6,555
Provision for Loan Losses	84	2,084
Net Interest Income after Provision	5,909	4,471
Non Interest Income	661	1,364
Non Interest Expense	8,067	6,969
Loss before Taxes	(1,497)	(1,134)
Income Tax Expense	0	0
Net Loss	(1,497)	(1,134)
Less Net (Loss) Income attributable to noncontrolling interest	(628)	377
Net Loss attributable to Royal Bancshares	$(869)	$(1,511)
Loss per common share – basic	$(0.10)	$(0.15)
SELECTED RATIOS:
Return on Average Assets	-0.4%	-0.6%
Return on Average Equity	-4.6%	-7.3%
Average Equity to Assets	9.0%	8.8%
Book Value Per Share	$3.03	$3.65

CONDENSED BALANCE SHEET

(in thousands)	Mar. 31, 2012	Dec. 31, 2011
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$24,163	$24,506
Investment Securities	345,393	339,018
Loans & Leases (net)	392,422	410,432
Premises and Equipment (net)	5,348	5,394
Other Real Estate Owned (net)	24,304	21,016
Accrued Interest receivable	13,178	15,463
Other Assets	31,923	32,619
Total Assets	$836,731	$848,448

Deposits	576,166	575,916
Borrowings	135,227	148,000
Other Liabilities	24,777	22,813
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	70,550	71,080
Noncontrolling Interest	4,237	4,865
Total Equity	74,787	75,945
Total Liabilities and Equity	$836,731	$848,448

Reconciliation of Non-GAAP Financial Measures
The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (GAAP). These measures are "Net Income attributable to Royal Bancshares excluding Loss Contingency Accrual and Basic and diluted loss per share excluding the net effect of the loss contigency accrual."
This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	Three Months
	Ended Mar. 31st
(in thousands, except for earnings per share)	2012	2011
	(Unaudited)	(Unaudited)
Net Loss	$(869)	$(1,511)

Effect of Loss Contingency Accrual	1,600	0
Less adjusted Net Income attributable to noncontrolling interest	640	0
Less Effect of Loss Contingency Accrual attributable to noncontrolling interest adjusted for Loss Contingency Accrual	$91	$(1,511)

Basic and diluted loss per share	$(0.10)	$(0.15)
Net Effect of Loss Contingency Accrual	$0.07	$0.00
Basic and diluted loss per share excluding the net effect of the loss contingency accrual	$(0.03)	$(0.15)